Subsidiaries of IFFC

1.       International Fast Food Polska, Sp.Zo.o.

2.       IFF - DX Management Sp.Zo.o.

3.       IFF Polska-Kolmer, Sp.Zo.o.

4.       Pizza King Polska, Sp.Zo.o.

5.       Kroseska Pizza, Sp.Zo.o.